RETIREMENT AGREEMENT AND RELEASE OF CLAIMS

This RETIREMENT AGREEMENT AND RELEASE OF CLAIMS (the “Agreement”) is made and entered into as of the 13th day of June 2013 by and between FIRST BANCORP, a North Carolina corporation (the “Company”), and Jerry L. Ocheltree (“Executive”) [together the “Parties” and individually a “Party”].

STATEMENT OF PURPOSE

Executive has notified the Company of his intention to retire from the Company and to resign from all positions held with the Company and its affiliates. This Agreement reflects the obligations, agreements and releases of the Parties with respect to such retirement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Executive hereby agree as follows:

1.            Date of Retirement. Executive’s employment with the Company and/or the Company’s affiliates will end as of June 30, 2013 (the “Retirement Date”). Executive hereby resigns, as of the Retirement Date, from each and every office and position with the Company and/or the Company’s affiliates, including without limitation as a director, officer or member of any board or committee. Executive agrees to execute documents in a form reasonably satisfactory to the Company to effectuate any such resignations.

2.            Payments and Benefits.

(a)          Salary and Benefits through Retirement Date. The Company will continue to pay to Executive, through the Retirement Date, his current base salary ($42,642.00 per month), less applicable withholding. In addition, through and including the Retirement Date, the Company will continue to provide to Executive all benefits and perquisites currently provided to him.

(b)          Salary after Retirement Date. From and after the Retirement Date through January 24, 2015, in full satisfaction of all obligations of the Company under that certain Employment Agreement by and between Executive and the Company dated January 24, 2006, as amended (the “Employment Agreement”), the Company shall pay to Executive (or his estate in the event of his death) his current base salary ($42,642.00 per month). This amount shall be paid to Executive in consecutive installments on the regular payroll periods of the Company during such period. All such amounts shall be subject to and reduced by any applicable federal and state withholding taxes or any other amounts authorized to be withheld by Executive.

(c)          No Continuing Benefits or Perquisites. From and after the Retirement Date, Executive shall not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually. Provided, however, that Executive shall be entitled (i) to exercise Executive’s right to continued coverage under the Company’s health and dental benefit plans as provided by COBRA (and with respect to which the Company will provide Executive with a separate notice as required by law); (ii) to retain vested benefits to which Executive is entitled under the terms of the Company’s tax-qualified defined benefit pension plan and 401(k) plan; (iii) to submit claims pursuant to the terms of the Company’s welfare benefit plans for benefits arising out of events occurring prior to the Retirement Date; (iv) to exercise any conversion rights provided to Executive under the terms of the Company’s benefit plans; and (v) to receive such other benefits as expressly set forth or referred to in this Agreement

(d)          Equity Awards. Executive shall be entitled to retain any stock options and restricted shares that have vested and are exercisable pursuant to the award agreements between the Parties and the plan provisions governing such options and shares.

(e)          D&O Insurance. The Company agrees to continue to provide Executive coverage under its directors’ and officers’ insurance policies for Executive’s acts and omissions preceding the Retirement Date, on the same basis as provided to the Company’s active officers and directors.

(f)          Additional Payment. In lieu of any and all other benefits, perquisites, payments or compensation of any kind that would or might be owed to Executive by or from the Company or its affiliates, including without limitation under or pursuant to the Employment Agreement or the Company’s Supplemental Executive Retirement Plan, and in consideration for the release of claims and other obligations of Executive set forth below, the Company shall pay to Executive a lump sum of $330,000 within thirty (30) days following execution of this Agreement, less withholding for federal and state taxes.

(g)          Reimbursement of Expenses. The Company will reimburse Executive for any expenses incurred by Executive prior to the Retirement Date that are reasonable and otherwise reimbursable under the terms of the Company’s existing policies, provided that such reimbursement requests are submitted to the Company no later than July 15, 2013.

(h)          Conditions. For clarity, and as set forth in Paragraph 12 below, the payments and benefits to be provided to Executive under Paragraph 2 herein are subject to Executive’s execution, non-revocation and full compliance with the terms of this Agreement. Should Executive fail to comply with any of the material conditions or terms of this Agreement, the payments set forth in Paragraph 2 hereof will cease. Provided further that, before ceasing payments pursuant to the foregoing sentence, the Company shall provide notice to Executive of the alleged material violation and provide Executive a period of five (5) business days from such notice to respond to such allegations and/or cure the violation. In the event of any material breach by the Executive, the Company shall be entitled to recover all damages caused by said breach.

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3.            Waiver of Certain Provisions of the Employment Contract.In consideration for the obligations of Executive hereunder, the Company agrees irrevocably to waive and not to enforce the provisions of Paragraph 5(d)(i) of the Employment Agreement. For clarity, Executive’s obligations under and pursuant to Paragraphs 5(d)(ii) and 5(d)(iii) of the Employment Agreement shall remain in full force and effect according to the terms thereof, with the Restricted Period extending through January 24, 2015.

4.            Return of Company Property. No later than the Retirement Date, Executive shall return to the Company any and all items that are the Company’s property, including without limitation all records, files, documents, drawings, notes, notebooks, letters, handbooks, blueprints, manuals, sketches, specifications, formulas, financial information, sales and business plans, customer lists, lists of customer contacts or prospects, supplier or employee lists, pricing information, computers, software, cellular phones, calculators, credit cards, portable drives, keys, equipment, access cards or devices and similar items relating to the Company’s business.Executive further represents that he has not and will not copy, download, store or retain software, documents or other materials or files originating with or belonging to the Company, and that he has not retained any Company property or materials, including on any computer tape, diskette, disc, external drive or any form of storage media, whether portable or installed.

5.            Ongoing Protection of Confidential Information of the Company.

(a)          Executive acknowledges that as a result of his employment with the Company he has received access to confidential information of the Company, its related companies and its affiliates, including information relating to customers, prospects, suppliers, vendors, employees, investors, lenders, consultants, independent contractors and employees of the Company and its affiliates; price lists and pricing policies; nonpublic financial statements and information; budgets and projections; business plans; market research; marketing, sales and marketing strategies; processes and business methods; technical information; pending projects and proposals; new business plans and initiatives; research and development projects; inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, development, patterns, marks, names, improvements, works of authorship and other intellectual property; personnel information and data; samples; plans, drawings and specifications; computer software and programming; all other confidential information and materials relating to the businesses of the Company and its affiliates; and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company or its affiliates containing or based in whole or in part on any of the foregoing (all of the foregoing, whether communicated in verbal, written, graphic, electronic or any other form, whether or not conceived, developed or prepared in whole or in part by Executive and whether received by Executive before or after the date hereof, collectively, “Confidential Information”).

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(b)          Executive acknowledges that the Confidential Information is owned or licensed by the Company or its affiliates; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. Executive hereby relinquishes, and agrees that he will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(c)          Executive agrees that he will maintain the confidentiality of the Confidential Information at all times after the Retirement Date and will not, at any time, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other person, reveal or disclose any Confidential Information to any person or remove or aid in the removal from the Company’s or its affiliates’ premises of any Confidential Information. The covenants in this Paragraph 5 will not apply to information that (i) is or becomes available to the general public through no breach of this Agreement by Executive or breach by any other person of a duty of confidentiality to the Company or its affiliates; (ii) Executive is required to disclose by applicable law, rule, regulation or court order; provided, however, that Executive will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure; or (iii) information that was within Executive’s possession prior to its being furnished to Executive by the Company or the Company’s affiliates.

6.            Nonprosecution and Nondisparagement.

(a)          Except as requested by the Company in writing or as compelled by law or judicial process, Executive agrees not to assist, cooperate with or supply information of any kind to any individual or private-party litigant or their agents or attorneys in any litigation against the Company or its affiliates or against any of the other parties released by Executive herein.

(b)          The provisions in this Paragraph 6 do not prevent any Party from submitting a petition or charge with any state or government agency or from cooperating with any federal or state governmental inquiry or investigation. Executive acknowledges that the benefits he is receiving pursuant to this Agreement are intended to provide the full and only compensation to Executive for any and all claims, damages or other demands that he might have or make against the Company or any of the other released parties, and Executive agrees forever to waive any right to monetary recovery from the Company or its affiliates in the event any administrative agency or other public or governmental authority, individual or group of individuals pursues any claim on Executive’s behalf, and Executive agrees he will not request or accept anything of value from the Company or its affiliates not provided for in this Agreement as compensation or damages related to Executive’s employment or the termination thereof.

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(c)          Executive agrees not to make any statement (including without limitation to any media source, or to the Company’s customers or employees) or take any other action that would disrupt, impair, embarrass, harm or affect adversely the Company, its affiliates or any of their employees, officers, directors or agents, or place the Company, its affiliates or such individuals in any negative light.

(d)          The Company agrees that its current officers and directors will not make any statement or take any action that would disrupt, impair, embarrass, harm or adversely affect the Executive. The Company also agrees that it will not authorize and will undertake reasonable efforts to prevent any other person employed by or working for the Company from publishing any statement about Executive that would embarrass, harm or affect adversely the reputation of Executive or place the Executive in a negative light.

(e)          If any Party learns of statements by another Party to this Agreement that he or it reasonably believes to be in violation of the covenants contained in this Paragraph 6, that Party shall provide notice to the other Party, and give the Party receiving such notice an opportunity to cure any alleged damage resulting from the violation within ten (10) days after the date of the notice.

7.          Assistance and Cooperation.Executive agrees to cooperate with and provide assistance to the Company, its affiliates and their legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company or its affiliates, in which, in the reasonable judgment of the Company’s counsel, Executive’s assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation. Provided, however, that, in connection with such litigation or investigation, the Company shall reasonably accommodate Executive’s schedule, shall reimburse Executive (unless prohibited by law) for reasonable expenses incurred in connection therewith and shall provide Executive with reasonable notice in advance of the times in which Executive’s cooperation or assistance is needed. In addition, during the time Executive is receiving the payments set forth in paragraph 2 herein, Executive agrees to cooperate fully with the Company on all matters relating to Executive’s employment, the conduct of the Company’s business and transitional matters reasonably requested by the Company. This obligation to cooperate shall include consultation with the Company’s management, execution of documents and provision of information in connection with various business matters in which Executive was involved during his employment with the Company or about which he has knowledge or information, including information concerning the retrieval of documents, materials and other information. The obligations set forth herein, however, shall not be considered to prohibit or restrict employment by Executive and shall be in lieu of Executive’s obligations under Paragraph 5(a) of the Employment Agreement.

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8.            Release.

(a)          By Executive. As consideration for the Company’s obligations pursuant to paragraph 2 hereof, Executive agrees for Executive and for Executive’s heirs, executors, administrators and assigns, to release and forever discharge the Company and all of its related companies and affiliates, together with each of their respective agents, officers, employees, directors and attorneys, from and to waive any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which Executive ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Agreement, including without limitation: (i) any claim whatsoever (whether under federal or state statutory or common law) arising from or relating to Executive’s employment or changes in Executive’s employment relationship with the Company; (ii) all claims and rights for additional compensation, perquisites or benefits of whatever nature, including without limitation any and all vacation pay (whether earned or accrued), bonuses or incentive compensation; (iii) any claim for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, wage or benefit claim, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; and (iv) all claims and rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, or 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act of 1993, the Family and Medical Leave Act, all as amended, or any other federal, state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination. Provided, however, this Release shall not (i) include any claims relating to the obligations of the Company under this Agreement; (ii) affect Executive’s vested and accrued rights as a participant in the Company’s tax-qualified defined benefit and defined contribution pension plans; (iii) affect Executive’s rights to exercise any conversion rights provided to Executive in the Company’s group benefit plans; (iv) affect Executive’s rights with respect to equity awards, as set forth in Paragraph 2(d) above; (v) affect Executive’s right to receive payment pursuant to the terms of the Company’s welfare benefit plans for claims under such plans arising prior to the Retirement Date; (vi) affect any rights or claims that may arise out of events occurring after the date this Agreement is executed; or (vii) affect the Company’s obligation to indemnify Executive for claims arising out of acts undertaken by Executive prior to the Retirement Date, including any rights under or to any applicable directors’ and officers’ insurance.

(b)          By the Company. As consideration for Executive’s obligations hereunder, the Company agrees to release and forever discharge Executive, his heirs, estate, executors and administrators, from and to waive any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which the Company ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Agreement, except for such claims based upon or arising out of conduct undertaken by Executive for which the Company may not indemnify Executive under the terms of its indemnification policies or applicable law.

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9.           Acknowledgement of Waiver of Rights. Executive acknowledges that Executive’s waiver of rights and claims under this Agreement includes a waiver of rights and claims under the Federal Age Discrimination in Employment Act of 1967, as amended, and that such waiver and the waiver and release of all other rights and claims contemplated by the release set forth in Paragraph 8 above are made knowingly and voluntarily. Executive acknowledges that he has been given a period of at least twenty-one (21) days to consider the provisions of the release stated above, and to consult with Executive’s attorney, accountant, tax advisor, spouse or other persons prior to making a decision to sign this document. Executive further acknowledges that the Company has not pressured or coerced Executive to execute this Agreement prior to the expiration of 21 days from the date it was furnished to Executive and that any decision to execute this Agreement prior to such time has been made freely and voluntarily.

10.          Enforcement. The Parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in Paragraphs 4 and 5 of the Agreement or Paragraphs 5(d)(ii) and 5(d)(iii) of the Employment Agreement will result in irreparable and continuing damage to the Company and its respective affiliates for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Executive hereby consents to the granting of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Paragraphs 4 and 5 of the Agreement or Paragraphs 5(d)(ii) and 5(d)(iii) of the Employment Agreement. Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against him for such breaches or threatened or attempted breaches. In addition to the foregoing and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive commits a material violation of any provision of Paragraphs 4 or 5 of the Agreement or Paragraphs 5(d)(ii) or 5(d)(iii) of the Employment Agreement that causes significant harm to the Company or its affiliates, any compensation, benefits and/or payments then or thereafter due from the Company to Executive may be terminated forthwith and the Company’s obligation to pay or provide and Executive’s right to receive such compensation, benefits and/or termination payments shall terminate and be of no further force or effect, in each case without limiting or affecting Executive’s obligations under this Agreement or the Company’s other rights and remedies available at law or in equity, including the right to recover any payments previously made. Provided further, that before ceasing payments pursuant to the foregoing sentence, the Company shall provide notice to Executive of the alleged material violation and provide Executive a period of five (5) business days from such notice to respond to such allegations and/or cure the violation.

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11.          Governing Law and Forum. This Agreement shall be construed according to the substantive laws of the State of North Carolina, without regard to conflict of laws principles. The Parties agree that any dispute arising out of or relating to this Agreement will first be submitted to non-binding mediation, through the American Arbitration Association or some other mediation service to which the Parties agree, prior to the commencement of litigation, provided that no pre-suit mediation shall be required in connection with an application for preliminary injunctive relief with respect to an alleged violation by Executive of Paragraphs 4 and 5 hereof.

12.          Further Conditions and Expiration of Offer.

(a)          The offer by the Company reflected in this Agreement shall expire twenty-one (21) days from the date this Agreement has been furnished to Executive for consideration (the “Expiration Date”). In addition, for a period extending seven (7) days from the date of his execution of this Agreement (the “Revocation Period”), Executive – as provided by applicable law – may revoke his acceptance of the Agreement, in which case the provisions hereof will become null and void.

(b)          The obligations of the Company set forth in this Agreement, including specifically in Paragraph 2 hereof, are conditional upon Executive’s execution of this Agreement no later than the Expiration Date, as well as upon Executive’s failure to revoke the same during the Revocation Period. In the event that Executive fails to execute this Agreement before the Expiration Date or revokes the execution of the Agreement within the Revocation Period, the Company’s obligations hereunder shall be null and void. This Agreement will not become effective until and unless: (i) Executive delivers an executed copy of the Agreement before the Expiration Date to the Company and (ii) the Revocation Period expires without Executive having revoked acceptance of the Agreement.

13.          Severability. If any of the provisions set forth in this Agreement be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.          Admissions. Executive acknowledges that the payment by the Company of the amounts described herein is made in good faith and shall never for any purpose be considered an admission of liability on the part of the Company, by whom liability is expressly denied, and no past or present wrongdoing on the part of the Company shall be implied by such payment.

15.          Waiver. Any waiver or consent from the Company with respect to any term or provision of this Agreement or any other aspect of Executive’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of Executive’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

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16.          Assignment and Authority. Executive represents that he has the authority to enter into this Agreement and that he has not assigned any claims that are otherwise released hereunder pursuant to Paragraph 8.

17.          Section 409A. The Company will use its reasonable efforts to cause all payments to be paid hereunder to be made in accordance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “Section 409A”) in a manner that avoids the imposition of taxes or penalties under Section 409A. The Company may amend, alter, suspend and/or terminate the provisions of this Agreement, prospectively or retroactively, to the extent necessary to comply with Section 409A, but such amendment, alteration, suspension or termination shall not, without the consent of Executive, materially adversely affect the rights of Executive. Executive acknowledges and agrees that he has been advised by the Company to consult with tax counsel of his own choosing regarding the tax consequences to him or the performance of the terms and provisions of this Agreement.

18.          Successors. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

19.          Counterparts. This Agreement may be executed in separate counterparts, each of which is to be deemed to be an original and both of which taken together are to constitute one and the same agreement. Facsimile and/or electronic mail delivery of this Agreement by either Party shall constitute a legal, valid and binding delivery of this Agreement.

20.          Construction. Each of the Parties has participated in the drafting of this Agreement after consulting with counsel. The language of this Agreement shall not be presumptively construed against any Party based on its or his alleged status as drafter, but instead shall be construed in a manner designed solely to give effect to the intent of the Parties.

21.          Notice. For purposes of this Agreement, written notice shall be effective if personally delivered, sent by overnight delivery, or sent by facsimile or electronic mail, to the following addresses or to such other addresses as either Party may designate in writing to the other Party:

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Executive:	Jerry L. Ocheltree
24 Oxton Circle
Pinehurst, NC 28374-8880

Email:ajotree@aol.com

Company:	Richard H. Moore
President and CEO
First Bancorp

[Address Before August 1, 2013]
341 North Main Street
Troy, North Carolina 27371-0508

[Address After August 1, 2013]
300 SW Broad Street
Southern Pines, NC 28387

Facsimile: 910-576-0660
Email: rmoore@firstbancorp.com

22.          Entire Agreement. This Agreement contains the entire agreement between the Company and Executive and supersedes all prior agreements relating to the subject matter hereof, and may be changed only by a writing signed by the Parties hereto. Any and all prior representations, statements and discussions regarding the subject matter of this Agreement have been merged into and/or replaced by the terms of this Agreement. Provided, however, that Paragraphs 5(d)(ii) and 5(d)(iii) of the Employment Agreement shall remain in full force and effect according to their terms.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.

FIRST BANCORP
By: /s/ Richard H. Moore
Richard H. Moore
Chief Executive Officer

/s/Jerry L. Ocheltree
Jerry L. Ocheltree

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